UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.             )
Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Datascope Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee previously paid with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

On December 17, 2007, the Nominations and Corporate Governance Committee (the “Committee”) of Datascope Corp. (“Datascope”) recommended to the Board, and the Board approved, certain changes to Datascope’s corporate governance policies. The Board agreed to terminate the company’s current Shareholder Rights Plan, which is set to expire on June 2, 2011, on or before the 2008 annual meeting of shareholders. In addition, the Board agreed to pledge not to adopt another shareholder rights plan, or a similar plan, without first obtaining the approval of a majority of Datascope’s shareholders, subject to the exercise of its fiduciary duties. In the event the Board does determine to adopt a rights plan, it will put in a sunset provision that the rights agreement expires in one year unless the plan is approved by shareholders. The Board also agreed that it will separate the roles of Chairman and Chief Executive Officer so that the Chairman will be an independent director as defined under NASDAQ rules. The Board expects to announce the separation of the two roles and the appointment of a new independent Chairman prior to September 30, 2008 and that the Board will have a policy of rotating this position among its independent directors. The Board also agreed to adopt as a corporate governance guideline a goal that 75% of its directors be independent.